MIV THERAPEUTICS, INC.
1-8765 Ash Street
Vancouver, BC Canada V6P 6T3

November 9, 2007

MAILSTOP: 6010

The United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549-7010

Attention:       Mr. Dennis C. Hult, Staff Accountant

MIV Therapeutics, Inc. (the "Company")
Item 4.02 Form 8-K
Filed November 8, 2007
File No. 000-30453

In connection with responding to the Staff's letter of November 8, 2007, the Company hereby acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

MIV Therapeutics, Inc.

/s/ Patrick A. McGowan
__________________________
Patrick A. McGowan
Secretary, Chief Financial Officer, Executive Vice President,
Principal Accounting Officer and a director